Exhibit 99.1
UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Cash Flows From Operating Activities:
Net income (loss)	$27	$12	$7	$(28)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	117	111	228	220
Amortization of deferred financing costs and original issue discounts	6	5	11	11
Gain on sales of rental equipment	(13)	(9)	(27)	(20)
Gain on sales of non-rental equipment	(1)	—	(1)	(1)
Stock compensation expense, net	4	3	6	4
Restructuring charge	2	6	3	12
Loss (gain) on repurchase/redemption of debt securities	—	(1)	—	3
Loss on retirement of subordinated convertible debentures	—	—	1	—
Increase (decrease) in deferred taxes	5	(23)	(4)	(47)
Changes in operating assets and liabilities:
Increase in accounts receivable	(51)	(24)	(15)	(7)
Increase in inventory	(6)	(14)	(30)	(16)
(Increase) decrease in prepaid expenses and other assets	(9)	18	(15)	55
Increase in accounts payable	57	51	147	61
Increase (decrease) in accrued expenses and other liabilities	4	(34)	(15)	(28)

Net cash provided by operating activities	142	101	296	219

Cash Flows From Investing Activities:
Purchases of rental equipment	(297)	(125)	(412)	(174)
Purchases of non-rental equipment	(8)	(7)	(13)	(12)
Proceeds from sales of rental equipment	41	37	73	72
Proceeds from sales of non-rental equipment	4	2	8	3
Purchases of other companies	(143)	—	(143)	—

Net cash used in investing activities	(403)	(93)	(487)	(111)

Cash Flows From Financing Activities:
Proceeds from debt	536	445	1,107	1,090
Payments of debt, including subordinated convertible debentures	(441)	(435)	(1,082)	(1,332)
Proceeds from the exercise of common stock options	26	—	30	—
Shares repurchased and retired	—	—	(7)	(1)
Cash paid in connection with the 4 percent Convertible Senior Notes and related hedge, net	(9)	—	(9)	—
Excess tax benefits from share-based payment arrangements, net	—	—	—	(1)

Net cash provided by (used in) financing activities	112	10	39	(244)

Effect of foreign exchange rates	2	(8)	7	(3)

Net (decrease) increase in cash and cash equivalents	(147)	10	(145)	(139)
Cash and cash equivalents at beginning of period	205	20	203	169

Cash and cash equivalents at end of period	$58	$30	$58	$30

Supplemental disclosure of cash flow information:
Cash paid (received) for taxes, net	$5	$3	$16	$(50)
Cash paid for interest, including subordinated convertible debentures	64	88	98	121